Exhibit 2.3
AMENDMENT TO DEPOSIT AGREEMENT

AMENDMENT TO DEPOSIT AGREEMENT dated as of March 21, 2014 (this “Amendment”) to the Deposit Agreement dated as of June 15, 2005 (the “Deposit Agreement”) among Gentium S.p.A. (the “Company”), The Bank of New York Mellon, as depositary (the “Depositary”), and all Owners and Beneficial Owners from to time of American Depositary Receipts issued thereunder.
WITNESSETH:
WHEREAS, the Company and the Depositary executed the Deposit Agreement for the purposes set forth therein.
WHEREAS, pursuant to Section 6.01 of the Deposit Agreement, the Company and the Depositary wish to amend the Deposit Agreement and the form of Receipt (as defined therein) to alter the procedures that follow termination of the Deposit Agreement.
NOW, THEREFORE, the Company and the Depositary hereby agree to amend the Deposit Agreement as follows.
1.    Capitalized terms used but not defined in this Amendment shall have the meanings given to such terms in the Deposit Agreement.
2.    The fifth sentence of Section 6.02 of the Deposit Agreement is hereby amended by replacing the words:
“At any time after the expiration of one year from the date of termination, the Depositary may sell the Deposited Securities then held hereunder and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it hereunder, unsegregated and without liability for interest, for the pro rata benefit of the Owners of Receipts which have not theretofore been surrendered, such Owners thereupon becoming general creditors of the Depositary with respect to such net proceeds.”
with the words:
“As soon as practicable after the expiration of 60 days from the date of termination, the Depositary shall use reasonable efforts to sell the Deposited Securities then held hereunder and shall thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it hereunder, unsegregated and without liability for interest, for the pro rata benefit of the Owners of Receipts which have not theretofore been surrendered, such Owners thereupon becoming general creditors of the Depositary with respect to such net proceeds. The Depositary may, and, unless it has received what it considers a superior bona fide offer to purchase all the remaining deposited Shares, shall effect such sale by accepting any offer made by Jazz Pharmaceuticals Italy S.p.A., the controlling shareholder of the Company, or any other affiliate of Jazz Pharmaceuticals Public Limited Company to purchase those Shares for a price of at least $57.00 per Share.”
3.    The fifth sentence of Article 21 of the form of Receipt is hereby amended by replacing the words:
“At any time after the expiration of one year from the date of termination, the Depositary may sell the Deposited Securities then held under the Deposit Agreement and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it thereunder, unsegregated and without liability for interest, for the pro rata benefit of the Owners of Receipts which have not theretofore been surrendered, such Owners thereupon becoming general creditors of the Depositary with respect to such net proceeds.”
with the words:
“As soon as practicable after the expiration of 60 days from the date of termination, the Depositary shall use reasonable efforts to sell the Deposited Securities then held hereunder and shall thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it hereunder, unsegregated and without liability for interest, for the pro rata benefit of the Owners of Receipts which have not theretofore been surrendered, such Owners thereupon becoming general creditors of the Depositary with respect to such net proceeds. The Depositary may, and, unless it has received what it considers a superior bonafide offer to purchase all the remaining deposited Shares, shall effect such sale by accepting any offer made by Jazz Pharmaceuticals Italy S.p.A., the controlling shareholder of the Company, or any other affiliate of Jazz Pharmaceuticals Public Limited Company to purchase those Shares for a price of at least $57.00 per Share.”
4.    Notwithstanding its being entered into at an earlier date, this Amendment shall become effective on April 13, 2014.
5.    Except for the foregoing amendments, the Deposit Agreement shall remain in full force and effect in accordance with its terms. This Amendment shall be governed by and construed as one with the Deposit Agreement, and the Deposit

Agreement shall, where the context requires, be read and construed so as to incorporate this Amendment.

6.    This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state.
7.    This Amendment may be executed in multiple counterparts, and all those counterparts together shall constitute one original document.

IN WITNESS WHEREOF, GENTIUM S.P.A. and THE BANK OF NEW YORK MELLON have duly executed this Amendment as of the date first written above.
GENTIUM S.P.A.
/s/ Fintan Keegan
By:    Fintan Keegan
Title:     Chairman

THE BANK OF NEW YORK
                    MELLON
/s/ Joanne DiGiovanni Hawke
By: Joanne DiGiovanni Hawke
Title:     Managing Director